Footnote continued from previous

page
                                              Footnote continued

    As filed with the Securities and Exchange Commission on June 5, 2000
                  Registration Nos. 333-82583 and 333-82583-01
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                     -----------------------------------

                                 AMENDMENT NO. 1

                                       TO

                                    FORM S-3

                             Registration Statement

                                      Under

                           The Securities Act of 1933

                   -----------------------------------

                       Countrywide Credit Industries, Inc.

                       Countrywide Home Loans, Inc.
         (Exact name of registrants as specified in their charters)
             -----------------------------------

            Delaware                            New York
 (State or other jurisdiction of       (State or other jurisdiction
 incorporation or organization)          of
                                        incorporation or organization)
           13-2641992                           13-2631719
        (I.R.S. Employer                 (I.R.S. Employer
       Identification No.)                            Identification No.)

                                4500 Park Granada

                               Calabasas, CA 91302
                                (818) 225-3000
                          (Address, including zip code, and telephone number, including area code, of registrants'
                                      principal executive offices)
                                        Angelo R. Mozilo

                Chairman of the Board and Chief Executive Officer

                       Countrywide Credit Industries, Inc.

                            and Chairman of the Board

                                              Countrywide Home Loans, Inc.
                                                   4500 Park Granada

                                                  Calabasas, CA 91302

                                                     (818) 225-3000

            (Name, address, including zip code, and telephone number,
                                 including area code, of agent for service)
                                    -----------------------------------
                                   Copies to:

   Michael J. O'Sullivan                                         Edward J. Fine
 Munger, Tolles & Olson LLP                                  Brown & Wood LLP

           355 South Grand Avenue, 35th Floor           One World Trade Center
               Los Angeles, California 90071          New York, New York 10048

                      (213) 683-9100                      (212) 839-5300
                                        -----------------------------------
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined by market conditions.

                                        -----------------------------------
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
     (Continued on next page)

              -----------------------------------
     The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

-------------------------------------------------------------------------------

------------------------------------------------------------------------------

(Continued from previous page)

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                    Subject to Completion dated June 5, 2000

                                   PROSPECTUS

                   Countrywide Credit Industries, Inc. [Logo]
           Common Stock, Preferred Stock, Stock Purchase Contracts

                               and Debt Securities

                          Countrywide Home Loans, Inc.

                                 Debt Securities
 Payment of Principal, Premium, if any, and Interest Unconditionally
Guaranteed by

                       Countrywide Credit Industries, Inc.

                                                ------------------

         Through this prospectus, we may periodically offer:

o             shares of our common stock;

o             shares of our preferred stock;

o contracts to purchase shares of our common stock or preferred stock; and/or

o             our debt securities,

and our subsidiary, Countrywide Home Loans, may periodically offer its debt securities.

         The prices and other terms of the securities that we or Countrywide Home Loans will offer will be determined at the time of their offering.

         We will guarantee all payments of principal of and any premium and interest on any debt securities offered by Countrywide Home Loans.

         The offering price of all securities issued under this prospectus may not exceed $3,000,000,000.

         Our common stock trades on the New York Stock Exchange under the symbol "CCR." We will list any shares of our common stock sold under this prospectus on the New York Stock Exchange.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                            The date of this prospectus is [ ], 2000.

         You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we or Countrywide Home Loans have referred you to. Neither we nor Countrywide Home Loans has authorized anyone to provide you with information that is different. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.



         References in this prospectus to "Countrywide Credit Industries," "we," "us" and "our" are to Countrywide Credit Industries, Inc.

         References in this prospectus to "Countrywide Home Loans" are to Countrywide Home Loans, Inc.




                             ADDITIONAL INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov and at the public reference rooms of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, San Francisco, California.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all the securities offered under this prospectus are sold. This prospectus is part of the registration statement we filed with the SEC.

         1.   Annual Report on Form 10-K for the year ended February 29, 2000.

         2.   Current Report on Form 8-K, dated June 1, 2000.

You may request a copy of these filings, at no cost, by writing or telephoning us at Countrywide Credit Industries, Inc., 4500 Park Granada, Calabasas, California 91302, telephone (818) 225-3000, Attention: Investor Relations.

                     COUNTRYWIDE CREDIT INDUSTRIES AND COUNTRYWIDE HOME LOANS

Countrywide Credit Industries, Inc.

         Through Countrywide Home Loans, our principal subsidiary, we originate, purchase, securitize, sell and service mortgage loans. Our mortgage loans are principally prime credit quality first-lien mortgage loans secured by single- (one- to four-) family residences. We also offer home equity loans either with newly produced prime credit quality mortgage loans or as a separate product. In addition, we offer sub-prime credit quality first-lien single-family mortgage loans.

         Through our other subsidiaries, we also offer products and services that complement our mortgage banking business. Through Countrywide Insurance Services, Inc., we act as an agent for the sale of homeowners, fire, flood, earthquake, life, disability and other types of insurance. We also issue life insurance policies through Balboa Life Insurance Company and property and casualty insurance polices through Balboa Insurance Company. Through LandSafe, Inc., we act as a title insurance agent and provide settlement, escrow, appraisal,  credit  reporting,  flood  zone  determination  and  home  appraisal services, and we also provide property profiles to realtors, builders, consumers, mortgage brokers and other financial institutions. Through Second Charter Reinsurance Company, we partially reinsure some mortgage loans originated by Countrywide Home Loans and insured by mortgage insurance companies. Through CTC Real Estate Services, we serve as trustee under deeds of trust in connection with foreclosures on loans in our servicing portfolio. We also provide services through Countrywide Tax Services Corporation to ensure that property taxes are paid when due during the terms of the loans that we originate and/or service. Through Countrywide Servicing Exchange, a national servicing brokerage and consulting firm, we facilitate transactions between buyers and sellers of bulk servicing contracts. We also trade securities, including mortgage-backed securities and other mortgage-related assets, with broker-dealers and institutional investors through Countrywide Securities Corporation, a registered securities broker-dealer. We also have two subsidiaries, CWMBS, Inc. and CWABS, Inc., through which we issue mortgage- and asset-backed securities that are backed by prime credit quality mortgage loans, sub-prime credit quality loans or home equity loans.

         We are a Delaware corporation, originally incorporated in New York under the name of OLM Credit Industries, Inc. Our principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and our telephone number is (818) 225-3000.

Countrywide Home Loans, Inc.

         As described above in "-- Countrywide Credit Industries, Inc.," Countrywide Home Loans originates, purchases, securitizes, sells and services mortgage loans that are principally prime credit quality mortgage loans. Countrywide Home Loans also offers home equity loans and sub-prime credit quality loans. The principal sources of Countrywide Home Loans' revenue are: (1) loan origination fees; (2) any gains from the sale of loans; (3) interest earned on mortgage loans during the period that they are held by Countrywide Home Loans pending sale, net of interest paid on funds borrowed to finance those mortgage loans; (4) loan servicing fees; and (5) interest benefit derived from the custodial balances associated with Countrywide Home Loans' servicing portfolio.

         Countrywide Home Loans produces mortgage loans through three separate divisions. The Consumer Markets Division originates prime credit quality mortgage loans and home equity loans through referrals from real estate agents and using direct contact with consumers through its nationwide network of retail branch offices, its telemarketing systems and its site on the World Wide Web. The Wholesale Division produces prime credit quality mortgage loans and home equity loans through mortgage brokers and other financial intermediaries. Through the Correspondent Division, Countrywide Home Loans purchases loans from other mortgage bankers, commercial banks, savings and loan associations, credit unions and other financial intermediaries. Countrywide Home Loans customarily sells substantially all loans that it originates or purchases. To guarantee timely and full payment of principal and interest on Fannie Mae securities, Freddie Mac securities and Ginnie Mae securities and to transfer credit risk of the loans, Countrywide Home Loans pays guarantee fees to these agencies.

         Countrywide Home Loans services on a non-recourse basis substantially all of the mortgage loans that it originates or purchases under servicing agreements with Fannie Mae, Freddie Mac, Ginnie Mae and various investors. In addition, Countrywide Home Loans purchases bulk servicing contracts, also on a non-recourse basis, to service single-family residential mortgage loans originated by other lenders. Servicing mortgage loans includes collecting and remitting loan payments, answering questions from customers, making advances when required, accounting for principal and interest, holding custodial (impound) funds for payment of property taxes and hazard insurance, making any physical inspections of the property, counseling delinquent mortgagors, supervising foreclosures and property dispositions in the event of unremedied defaults and generally administering the loans. Countrywide Home Loans receives a fee for servicing mortgage loans ranging generally from 1/4% to 1/2% annually on the declining principal balances of the loans. Countrywide Home Loans has sold, and may sell in the future, a portion of its portfolio of loan servicing rights to other mortgage servicers.

         Countrywide Home Loans' principal financing needs are the financing of its mortgage loan inventory and the investment in mortgage servicing rights. To meet these needs, Countrywide Home Loans currently utilizes commercial paper supported by its revolving credit facility, medium-term notes, mortgage repurchase agreements, pre-sale funding facilities, an optional cash purchase feature in the dividend reinvestment plan, redeemable capital trust pass-through securities and cash flows from operations. In the past, Countrywide Home Loans has utilized whole loan repurchase agreements, servicing-secured bank facilities, private placements of unsecured notes and other financings, direct borrowings from its revolving credit facility and public offerings of preferred and common stock.

         Countrywide Home Loans is a New York corporation, originally incorporated in 1969. Its principal executive offices are located at 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

                                 USE OF PROCEEDS

         Except as we may otherwise state in any prospectus supplement, we and/or Countrywide Home Loans intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate purposes, including the retirement of debt and the investment in servicing rights through the current production of loans and the bulk acquisition of contracts to service loans, and for acquisitions.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         Our selected consolidated financial data set forth below as of the end of and for each of the five fiscal years in the period ended February 29, 2000 have been derived from, and should be read together with, our related audited financial statements and accompanying notes incorporated by reference in this prospectus. See "Additional Information."

                    Years Ended February 29 (28)
                                                       2000         1999         1998         1997          1996
(amounts in thousands, except Per Share and Operating Data)
Selected Statement of Earnings Data(1):
Revenues:

  Loan origination fees......................      $406,458     $623,531     $301,389      $193,079     $199,724
  Gain on sale of loans......................                    699,433      417,427       247,450       92,341
                                     557,743

                                              -------------------------------------------------------------------
     Loan production revenue.................       964,201    1,322,964      718,816       440,529      292,065
  Interest earned............................       998,646    1,029,066      584,076       457,005      364,531
  Interest charges...........................                  (983,829)    (568,359)     (423,447)    (337,655)
                                    (930,294)

                                              -------------------------------------------------------------------
     Net interest income.....................        68,352       45,237       15,717        33,558       26,876
  Loan servicing income......................     1,192,789    1,023,700      907,674       773,715      620,835
  Amortization and impairment/recovery of
      mortgage servicing rights, net of       -------------    (600,766)    (328,845)     (226,686)    (142,676)
      servicing hedge........................
                                    (445,138)

                                              -------------------------------------------------------------------
     Net loan administration income..........       747,651      422,934      578,829       547,029      478,159
  Commissions, fees and other income.........       234,047      187,867      138,217        91,346       63,642
  Gain on sale of subsidiary.................                         --       57,381            --           --
                                      4,424

                                              -------------------------------------------------------------------

     Total revenues..........................    $2,018,675   $1,979,002   $1,508,960    $1,112,462     $860,742
                                              -------------------------------------------------------------------
Expenses:
  Salaries and related expenses..............       689,768      669,686      424,321       286,884      229,668
  Occupancy and other office expenses........       276,802      270,483      182,335       129,877      106,298
  Guarantee fees.............................       195,928      181,117      172,692       159,360      121,197
  Marketing expenses.........................        72,930       64,510       42,320        34,255       27,115
  Other operating expenses...................                    161,401      121,746        80,188       50,264
                                     152,049

                                              -------------------------------------------------------------------

     Total expenses..........................                  1,347,197      943,414       690,564      534,542
                                    1,387,477

                                              -------------------------------------------------------------------
Earnings before income taxes.................       631,198      631,805      565,546       421,898      326,200
Provision for income taxes...................                    246,404      220,563       164,540      130,480
                                     220,955

                                              -------------------------------------------------------------------

Net earnings.................................      $410,243     $385,401     $344,983      $257,358     $195,720
                                              -------------------------------------------------------------------

Per Share Data(2):
  Basic(3)...................................         $3.63       $3.46         $3.21         $2.50        $1.99
  Diluted(3).................................         $3.52       $3.29         $3.09         $2.44        $1.95
  Cash dividends per share...................         $0.40       $0.32         $0.32         $0.32        $0.32
Weighted Average Shares Outstanding:
  Basic......................................   113,083,000  111,414,000  107,491,000   103,112,000   98,352,000
  Diluted....................................   116,688,000  117,045,000  111,526,000   105,677,000  100,270,000

Selected Balance Sheet Data at End of

    Period(1):

  Mortgage loans and mortgage-backed
      securities held for sale...............    $2,653,183   $6,231,220   $5,292,191    $2,579,972   $4,740,087
  Total assets...............................   $15,822,328  $15,648,256  $12,183,211    $7,689,090   $8,321,652
  Short-term debt............................    $2,911,410   $5,065,934   $4,043,774    $2,567,420   $4,423,738
  Long-term debt.............................    $7,253,323   $5,953,324   $4,195,732    $2,367,661   $1,911,800
  Common shareholders' equity................    $2,887,879   $2,518,885   $2,087,943    $1,611,531   $1,319,755

Operating Data (dollar amounts in millions):

  Loan servicing portfolio (4)...............      $250,192     $215,489     $182,889      $158,585     $136,835
  Volume of loans originated.................       $66,740      $92,881      $48,772       $37,811      $34,584
  Ratio of earnings to fixed charges(5)......          1.66         1.63         1.98          1.98         1.95
            ------------------------------------

            (1) Certain amounts in the consolidated financial statements of Countrywide Credit Industries have been reclassified to conform to the fiscal year February 29, 2000 presentation.

            (2)  Adjusted to reflect the subsequent stock dividends and splits.
            (3) Earnings per share for the fiscal year ended February 28, 1998 include a $57.4 million gain on sale of subsidiary. Excluding the non-recurring gain on sale of subsidiary, basic and diluted earnings per share would have been $2.88 and $2.78, respectively.

            (4)  Includes warehoused loans and loans under subservicing agreements.
            (5) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before U.S. federal income taxes, plus fixed charges. Fixed charges include interest expense on debt and the portion of rental expenses which is considered to be representative of the interest factor (one-third of operating leases).

                          DESCRIPTION OF CAPITAL STOCK

         The following description of our capital stock is not complete and is qualified in its entirety by reference to our restated certificate of incorporation and to any certificate of designations that we will file with the SEC if we offer preferred stock under this prospectus. We have filed a copy of our restated certificate of incorporation as an exhibit to the registration statement of which this prospectus is part.

Common Stock

         We have authorized under our restated certificate of incorporation 240,000,000 shares of common stock, par value $.05 per share. As of February 29, 2000, 113,464,650 shares of our common stock were issued and outstanding and were held by 2630 record holders. Each record holder of our common stock is entitled to cast one vote per share on all matters submitted to a vote of our stockholders. We may pay dividends to the record holders of our common stock only when, as and if declared by our board of directors, out of funds legally available for those dividends. Each share of our common stock shares equally in those dividends and in other distributions to holders of our common stock, including distributions made if we liquidate, dissolve or wind up our affairs. Our common stock carries no preemptive, conversion, subscription, redemption, sinking fund or cumulative voting rights.

Preferred Stock Purchase Rights

         In February 1988, our board of directors declared a dividend of one preferred stock purchase right for each outstanding share of our common stock. As the result of stock splits and stock dividends, 0.399 of a stock purchase right is presently associated with each outstanding share of our common stock, and 0.399 of a stock purchase right will be associated with each share of our common stock that is issued prior to the Distribution Date (as defined below). Each stock purchase right, when exercisable, allows its holder to purchase from us one one-hundredth of a share of our Series A Participating Preferred Stock, par value $0.05 per share, at a price of $145, subject to adjustments in some instances to prevent dilution.

         These stock purchase rights are evidenced by our common stock certificates and may not be exercised or transferred apart from our common stock until of the earlier of the date (the "Distribution Date") of a public announcement that a person or group without our prior consent has acquired 20% or more of our common stock (an "Acquiring Person") or the date that is ten days (subject to extension by our board of directors) after a tender offer for our common stock is commenced without our prior consent.

         If any person becomes an Acquiring Person, each stock purchase right (except those owned by the Acquiring Person) will allow its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, that, at the time of the transaction, would have a market value of two times the exercise price of the stock purchase right. Our board of directors may delay the exercisability of the stock purchase rights during the period in which they are exercisable only for our Series A Participating Preferred Stock (and not our common stock).

         If after a person has become an Acquiring Person we are acquired in a merger or other business combination, each stock purchase right (except those held by the Acquiring Person) will entitle its holder to purchase, at the then current exercise price of the stock purchase right, the number of shares of our common stock, or their equivalent, of the other party (or its publicly traded parent company) to the merger or business combination that at the time of the transaction would have a market value of two times the exercise price of the stock purchase right. The stock purchase rights expire on the earliest of February 28, 2002, the date certain merger transactions close or the date we elect to redeem the stock purchase rights before any person becomes an Acquiring Person.

Preferred Stock

         We have authorized under our restated certificate of incorporation 1,500,000 shares of preferred stock, par value $.05 per share. We will describe the specific terms of any series of preferred stock we offer under this prospectus in a prospectus supplement relating to that series of preferred stock. Our board of directors is authorized to provide for the issuance of preferred stock in one or more series with the distinctive designations as may be stated in the resolution or resolutions providing for the issuance of that preferred stock. At the time that it authorizes any series of preferred stock, our board of directors will determine the number of shares constituting that series and its designation and fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series.

         At this time, our board of directors has authorized only one series of preferred stock for issuance, and that series has been designated our Series A Preferred Stock which is issuable upon the exercise of our stock purchase rights. See "--Preferred Stock Purchase Rights" above. Our board of directors could, without stockholder approval, cause us to issue preferred stock that has voting, conversion and other rights that could adversely affect the holders of our common stock or make it more difficult to cause a change in control of our company. The preferred stock could be used to dilute the stock ownership of persons seeking to obtain control of our company and thereby hinder a possible takeover attempt which, if stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, the preferred stock could be issued with voting, conversion and other rights and preferences that would adversely affect the voting power and other rights of holders of our common stock.

Other Provisions of Our Restated Certificate of Incorporation and Our Bylaws

         In addition to the stock purchase rights described above under "--Preferred Stock Purchase Rights" and the terms of any preferred stock that we may determine to issue as described above under "--Preferred Stock," other provisions of our restated certificate of incorporation and our bylaws may make it more difficult for a third party to acquire, or may discourage a third party from attempting to acquire, control of our company. Our restated certificate of incorporation includes the following provisions:

         (1) It provides for a three-year staggered board of directors, vacancies on which may be filled by the board of directors and whose members may be removed only for cause and only by the vote of the holders of two-thirds of the outstanding shares of our common stock.

         (2) It limits our power to purchase shares of our voting stock from a five percent holder at a price exceeding its fair market value, unless the purchase is approved by holders of a majority of those voting shares (unless applicable law requires a greater vote), without the vote of that five percent holder. Voting stock is defined as capital stock that has the right to vote generally on matters relating to our company and any security which is convertible into that stock.

         (3)      It prohibits action by written consent of our stockholders.

         (4) It provides that our bylaws may be amended by our board of directors or, with some exceptions, by a vote of two-thirds of our voting shares and further provides that a two-thirds vote of all of our voting shares is required to amend the provisions of our restated certificate of incorporation that are described in this section, unless the amendment has been approved by two-thirds of our board of directors and a majority of our continuing directors. Continuing directors are directors who became members of our board of directors before any stockholder who beneficially owns ten percent of the outstanding shares first became a ten percent stockholder.

         Our bylaws provide that special meetings of the stockholders may be called only by our directors and limits the business that may be transacted at those meetings to those matters set forth in the request of the proposed meeting.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is The Bank of New York.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

         Unless we otherwise indicate in the applicable prospectus supplement, we may issue stock purchase contracts, including contracts that would require holders to purchase from us and for us to sell to them, a specified number of shares of our common stock or preferred stock at a future date or dates. We may fix what the consideration per share of common stock or preferred stock will be when we issue the stock purchase contracts, and this consideration may be determined by a formula that is described in the stock purchase contracts. We may issue the stock purchase contracts separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. Treasury securities, that secure the holders' obligations to purchase our common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and those payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner.

Pledged Securities and Pledge Agreement

         The securities subject to the stock purchase contracts (the "Pledged Securities") will be pledged to a collateral agent, for our benefit, under the terms of a pledge agreement. The Pledged Securities will secure the obligations of holders of stock purchase contracts to purchase shares of our common stock or preferred stock under the stock purchase contracts. The rights of holders of stock purchase contracts to the related Pledged Securities will be subject to our security interest therein created by the pledge agreement. No holder of stock purchase contracts may withdraw the underlying pledged securities from the pledge arrangement except upon the termination or early settlement of the stock purchase contracts. Subject to that security interest and the terms of a purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will keep full beneficial ownership of the related pledged securities.

         Except as we may describe in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute those payments to us or to the purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the purchase contract agreement.

         We will describe the terms of any stock purchase contracts or stock purchase units that we offer under this prospectus in a prospectus supplement. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

              DESCRIPTION OF DEBT SECURITIES OF COUNTRYWIDE CREDIT INDUSTRIES

         The following description summarizes some of the general terms and conditions of the debt securities that we may issue under this prospectus. We will describe the particular terms of any debt securities that we offer and the extent to which the general provisions below will apply to those debt securities in a prospectus supplement relating to those debt securities.

         We will issue these debt securities under a senior debt indenture or a subordinated debt indenture. The Bank of New York will serve as the trustee under both indentures. The terms of the debt securities will include those stated in the applicable indenture and those made part of that indenture by reference to the Trust Indenture Act. The debt securities will be subject to all those terms, and we refer the holders of the debt securities to the applicable indenture and the Trust Indenture Act for a statement of those terms. Unless we otherwise indicate, capitalized terms have the meanings given them in that indenture.

         The applicable prospectus supplement will specify whether the debt securities we issue will be senior, senior subordinated or subordinated (including, if applicable, junior subordinated) debt. The debt securities may be convertible into shares of our preferred stock or common stock or may be issued as part of units of debt securities and other securities that we may offer under this prospectus. If we issue debt securities as part of units consisting of debt securities and other securities we may issue under this prospectus or in exchange for shares of our preferred stock, we will describe any applicable material federal income tax consequences to holders in the applicable prospectus supplement.

         The following summaries of various provisions of the indentures and the debt securities are not complete. Except to the extent we specify in the prospectus supplement relating to a particular issue of debt securities, the indentures are substantially identical, except for the subordination provisions, including the provision that the debt securities issued under the senior debt indenture ("senior debt securities") will rank senior to the debt securities issued under the subordinated debt indenture ("subordinated debt securities").

General

         The indentures will not limit the amount of additional indebtedness that we or any of our subsidiaries may incur, except as we may provide in the applicable prospectus supplement. The debt securities will be senior or subordinated obligations as described in the applicable prospectus supplement.

         We will indicate in the applicable prospectus supplement the following terms of and information concerning any debt securities we issue (to the extent those terms apply to those debt securities and have not been otherwise described):

(1) the specific title, aggregate principal amount, denomination and form;

(2) the date of maturity (or the method by which that date may be determined or extended);

(3) any interest rate or rates, whether fixed or floating (or the method by which that rate those rates will be determined);

(4) the date from which interest will accrue (or the method by which that date may be determined or reset), the dates on which that interest will be payable and the record date for any interest payable on the interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

(5) the place or places where the principal of and any premium and any interest on the debt securities will be payable, or where those debt securities may be surrendered for registration of transfer or exchange, if not the corporate trust office of the trustee for those debt securities;

(6) the portion of the principal amount of debt securities of the series payable upon certain declarations of acceleration or the method by which that portion shall be determined;

(7) the denominations and the currency, currencies, currency units or composite currencies in which the debt securities will be issuable;

(8) the currency, currencies, currency units or composite currencies in which payments on the debt securities will be made, if not U.S. dollars;

(9) whether the debt securities are senior debt securities or subordinated debt securities, and if subordinated debt securities, the terms of the subordination;

(10) any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies, currency units or composite currencies in which and the other terms and conditions upon which we may redeem the debt securities;

(11) the ability of a holder of a debt security to renew all or any portion of a debt security;

(12) whether the debt securities are convertible into or exchangeable for our common stock or preferred stock and the terms of the security into which they are convertible or exchangeable (see "Description of Capital Stock"), the conversion price or exchange ratio, other terms related to conversion and exchange and any anti-dilution protections;

(13) whether the debt securities will be sold as part of units consisting of debt securities and other securities that we may offer under this prospectus;

(14) if the amount of payments of principal of or any premium or interest on any debt securities of the series may be determined by reference to an index, formula or other method, the index, formula or other method by which those amounts will be determined;

(15) whether and by what method the debt securities of the series (or certain covenants under the related indenture) may be defeased and discharged by us;

(16) whether the debt securities of the series shall be issued in whole or in part as book-entry securities;

(17) any applicable material federal income tax consequences; and

(18) any other material specific terms of the debt securities, including any material additional events of default or covenants provided for and any material terms that may be required by or advisable under applicable laws or regulations.
         Unless we otherwise indicate in the applicable prospectus supplement, we will issue debt securities only in fully registered form without coupons. The debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or integral multiples of $1,000 unless we otherwise provide in the applicable prospectus supplement. The prospectus supplement relating to a series of debt securities denominated in a foreign currency or currency unit will specify the denominations in which those debt securities may be issued.

         The indentures do not contain any provisions that would limit our ability or the ability of any of our affiliates to incur indebtedness (secured or unsecured) or that would afford holders of the debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving us that may adversely affect holders of the debt securities.

         Unless we otherwise indicate in the applicable prospectus supplement, the principal of, and any premium or interest on, any series of debt securities will be payable, and those debt securities will be exchangeable and transfers of them will be registerable, at the corporate trust office of the trustee, initially at 101 Barclay Street, New York, New York 10286. However, we may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for those debt securities.

         None of the debt securities will be entitled to any benefit under the applicable indenture or be valid or obligatory for any purpose unless there appears on the debt security a certificate of authentication substantially in the form provided in that indenture that is duly executed by the trustee, and that certificate will be conclusive evidence and the only evidence that the debt security has been duly authenticated and delivered under and is entitled to the benefits of that indenture.

Subordination of Subordinated Debt Securities

         Our obligations under the debt securities will be subordinate in right of payment to all present and future senior indebtedness to the extent provided in the indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with our insolvency or bankruptcy, the holders of senior indebtedness will first be entitled to receive payment in full of that senior indebtedness before the holders of the debt securities will be entitled to receive or retain any payment.

         No payments on account of principal of or any premium or interest on the debt securities (including payments on exercise of debt security put options) may be made if a default in any payment on senior indebtedness has occurred and is continuing, or an event of default on any senior indebtedness resulting in the acceleration of its maturity has occurred, or if any judicial proceeding is pending with respect to any such default.

         In the event the maturity of the debt securities is accelerated, the holders of all senior indebtedness outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due in respect of that senior indebtedness before the holders of the debt securities will be entitled to receive or retain any payment related to the debt securities.

         Amounts that would be due and payable by us to holders of units in the absence of the foregoing subordination provisions, however, may be applied by those holders to offset their obligations under their respective purchase contracts.

         Any subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the indenture, to all of our, "senior indebtedness." Unless we otherwise indicate in the prospectus supplement, "senior indebtedness" means:

(1) the principal, premium, if any, and interest in respect of indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments;

(2)               all capital lease obligations;

(3) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, excluding trade accounts payable arising in the ordinary course of business;

(4) all obligations for the reimbursement on any letter of credit, any banker's acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction;

(5)               all obligations of the type referred to in clauses (1) through
                  (4) above of others, the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

(6)               all obligations of the type referred to in clauses (1) through
                  (5) above of others secured by any lien on any of our properties or assets, whether or not the obligation is assumed by us,

except for:

(a) any indebtedness that states, or is issued under a deed, indenture or other instrument that states, that it is subordinate to or ranks equally with the debt securities;

(b)      any indebtedness between or among us and any of our affiliates;

(c) the indebtedness represented by our guarantee of the 8% Junior Subordinated Deferrable Interest Debentures due December 15, 2026 of Countrywide Home Loans; and

(d) the indebtedness represented by our guarantee of the 8.05% Junior Subordinated Debentures due June 15, 2027 of Countrywide Home Loans.

Redemption

         If and to the extent we provide in the applicable prospectus supplement, we will have the right to redeem the debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.

Events of Default

         The indentures define an event of default for the debt securities of any series as:

(1) failure to pay principal (or premium) on any debt security of that series at maturity;
(2) failure to pay interest on any debt security of that series within 30 days of the date when due;

(3) failure to deposit any sinking fund payment when due for that series within 30 days of the date when due;

(4) failure to perform for 90 days after notice any of the other covenants in the indentures;

(5) certain events of bankruptcy, insolvency or reorganization;

(6) failure to pay the put price when due upon exercise of a debt security put option;

(7) default resulting in the acceleration of maturity of any other indebtedness for money borrowed by us or by any of our direct or indirect subsidiaries in an amount exceeding $10,000,000 and that acceleration not being rescinded or annulled for a period of 10 days after written notice of the default by the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series; and

(8) any other event of default provided for debt securities of that series.

         The indentures provide that if any event of default affecting outstanding debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount of those debt securities as specified by their terms) of all debt securities of that series to be due and payable immediately. However, under certain circumstances the holders of a majority in principal amount of the outstanding debt securities of that series on behalf of the holders of all debt securities of that series may annul a declaration and waive past defaults (except, unless previously cured, a default in payment of principal of or any premium or any interest on the debt securities of that series and other specified defaults).

         We refer you to the prospectus supplement relating to each series of debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

         The agreements governing our outstanding indebtedness contain provisions that would characterize some events of default under the indentures as "events of default" under those agreements that could in turn result in, among other things, an acceleration of indebtedness under those agreements.

         The indentures contain a provision entitling the trustee, subject to its duty to act with the required standard of care during a default under any series of debt securities, to be indemnified by the holders of debt securities of that series before exercising any right or power under the indentures at the request of the holders of the debt securities of that series.

         The indentures provide that no holder of debt securities of any series may institute proceedings, judicial or otherwise, to enforce the applicable indenture except if the trustee fails to act for 60 days after it receives a written request to enforce that indenture by the holders of at least 25% in aggregate principal amount of the then outstanding debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of debt securities from enforcing payment of the principal of and any premium and interest on those debt securities when due. The holders of a majority in aggregate principal amount of the debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those debt securities. However, the trustee may refuse to follow any direction that it determines would be illegal or would conflict with the indentures or involve it in personal liability or which would unjustly prejudice holders of the debt securities of that series not joining the proceeding.

         The indentures provide that the trustee will, within 90 days after a default occurs that affects the outstanding debt securities of any series, give to the holders of those debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any debt securities or payment of any sinking fund installment, the trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the debt securities of that series.

         We will be required to file with the trustee annually an officers' certificate as to the absence of certain defaults under the terms of the indenture.

Defeasance of Debt Securities or Some Covenants

         Defeasance and Discharge. Unless we otherwise indicate in the applicable prospectus supplement, the debt securities of any series will provide that we will be discharged from all obligations under the debt securities of that series (except for obligations to register the transfer or exchange of debt securities of that series, to replace stolen, lost or mutilated debt securities of that series, to maintain paying agencies and to hold moneys for payment in trust) once we deposit with the trustee, in trust, money and/or U.S. government obligations, which through the payment of interest and principal, will provide a sufficient amount of money to pay and discharge the principal of (and any premium) and any interest on, and any mandatory sinking fund payments that apply to, the debt securities of that series on the stated maturity of those payments. This discharge may occur only if, among other things, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the IRS a ruling, or there has been a change in tax law, that would cause the discharge not to be deemed, or result in, a taxable event for the holders of the debt securities of that series.

         Defeasance of Some Covenants. Unless we otherwise provide in the applicable prospectus supplement, the debt securities of any series will permit us not to comply with some restrictive covenants, including those relating to consolidation and merger in the indentures, if we satisfy certain conditions. We will be able to defease those covenants if, among other things:

         (1) we deposit with the trustee money and/or U.S. government obligations, which, through the payment of interest and principal, will provide a sufficient amount of money to pay the principal of (and any premium) and any interest on, and any mandatory sinking fund payments applicable to, the debt securities of that series on the stated maturity of those payments; and

         (2) we deliver to the trustee an opinion of counsel stating that the deposit and related covenant defeasance will not cause the holders of the debt securities of that series to recognize income, gain or loss for federal income tax purposes.

         If we elect to defease the covenants of a series of debt securities and those debt securities are declared due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on those debt securities at their stated maturity but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration. However, we will remain liable for those payments.

         We will state in the prospectus supplement for any particular series of
debt  securities  if  any  defeasance   provisions  will  apply  to  those  debt
securities.

Modification of the Indenture and Waiver of Covenants

         The indentures permit us and the trustee, with the consent of the holders of at least a majority in principal amount of outstanding debt securities of each series affected, to execute supplemental indentures adding provisions to or changing or eliminating provisions of the indentures or modifying the rights of the holders of outstanding debt securities of that series, except that no supplemental indenture may, without the consent of the holder of each outstanding debt security affected:

(1) change the stated maturity, or reduce the principal amount, any premium on or the rate of payment of any interest on, of any debt security of any series;

         (2) reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the indenture or certain defaults thereunder; or

         (3)      effect various other changes.

         The indentures also allow us not to comply with certain covenants in the indentures upon waiver by the holders of a majority in principal amount of outstanding debt securities of the series affected.

Consolidation, Merger and Sale of Assets

         The indentures allow us, without the consent of the holders of any of the outstanding debt securities, to consolidate with or merge into any other corporation or transfer or lease our assets substantially as an entirety to any person if:

(1) the successor is a corporation organized under the laws of any domestic jurisdiction;
(2) the successor corporation assumes our obligations on the debt securities and under the indentures;
(3) after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

         (4)      certain other conditions are met.

Concerning the Trustee

         The Bank of New York is the trustee under each of the senior debt indenture and the subordinated debt indenture. We and Countrywide Home Loans maintain banking relationships in the ordinary course of business with the trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of Countrywide Home Loans and serves as transfer agent and registrar for our common stock.

Governing Law

         Unless we otherwise specify in the applicable prospectus supplement, the indentures for the debt securities and the debt securities will be governed by New York law.

DESCRIPTION OF DEBT SECURITIES OF COUNTRYWIDE HOME LOANS AND RELATED GUARANTEES OF COUNTRYWIDE CREDIT INDUSTRIES
         The following description summarizes some of the general terms and conditions of the debt securities that Countrywide Home Loans may issue under this prospectus (the "CHL debt securities"). Countrywide Home Loans will describe the particular terms of any CHL debt securities that it offers and the extent to which the general provisions below will apply to those CHL debt securities in a prospectus supplement relating to those CHL debt securities.

         Countrywide Home Loans will issue CHL debt securities either (1) under an Indenture, dated as of January 1, 1992, as amended by Supplemental Indenture No. 1, dated as of June 15, 1995 (as it may be further amended or supplemented, the "CHL senior indenture"), among Countrywide Home Loans, Countrywide Credit Industries, as guarantor (the "Guarantor"), and The Bank of New York, as trustee ( the "CHL senior trustee"), or (2) under a subordinated debt indenture (the "CHL subordinated indenture") to be entered into among Countrywide Home Loans, the Guarantor and The Bank of New York, as trustee (the "CHL subordinated trustee"). Any series of CHL debt securities that Countrywide Home Loans issues under the CHL senior indenture will constitute unsubordinated debt of Countrywide Home Loans ("CHL senior debt securities") and will rank senior to any series of CHL debt securities that Countrywide Home Loans issues under the CHL subordinated indenture ("CHL subordinated debt securities").

         Countrywide Home Loans will issue each series of CHL debt securities under the terms of an amendment or supplement to the applicable CHL indenture that takes the form of a supplemental indenture or an officers' certificate delivered under the authority of resolutions adopted by Countrywide Home Loans' board of directors and the terms of that CHL indenture. The terms of any CHL debt securities will include those stated in the applicable CHL indenture and those made part of that CHL indenture by reference to the Trust Indenture Act. The CHL debt securities will be subject to all those terms, and we refer the holders of CHL debt securities to the applicable CHL indenture and the Trust Indenture Act for a statement of those terms.

         The following summaries of various provisions of the CHL indentures and the CHL debt securities are not complete and are qualified in their entirety by reference to the provisions of the CHL indentures, including the definitions of capitalized terms used in this section without definition. Unless we otherwise indicate, capitalized terms have the meanings given them in the applicable CHL indenture.

         The applicable prospectus supplement will specify whether the CHL debt securities that Countrywide Home Loans issues will be senior, senior subordinated or subordinated (including, if applicable, junior subordinated) debt. The CHL debt securities may be issued as part of units consisting of CHL debt securities and securities that we may offer under this prospectus. If Countrywide Home Loans issues debt securities as part of units of CHL debt securities and securities that we may issue under this prospectus, we and Countrywide Home Loans will describe any applicable material federal income tax consequences to holders in the applicable prospectus supplement.

Senior Indenture

         General

         The CHL senior indenture does not limit the aggregate principal amount of CHL senior debt securities that Countrywide Home Loans may issue periodically in series.

         The CHL senior debt securities will be unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally in right of payment with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. A substantial portion of the assets of Countrywide Home Loans may be pledged under various credit agreements among Countrywide Home Loans and various lending institutions.

         We refer you to the prospectus supplement and any pricing supplement relating to any particular series of CHL senior debt securities offered by Countrywide Home Loans for a description of the terms of those CHL senior debt securities, including, where applicable:

         (1)      the title of those CHL senior debt securities;

         (2) any limit on the aggregate principal amount of those CHL senior debt securities;

         (3) the date or dates (or any method or methods by which that date or those dates will be determined or extended) on which the principal of those CHL senior debt securities is payable;

         (4) any places other than the Countrywide Home Loans' office or agency in The City of New York where those CHL senior debt securities will be payable or surrendered for registration of transfer or exchange;

         (5) the denominations in which those CHL senior debt securities will be issuable;

         (6) the currency in which those CHL senior debt securities may be denominated, which may be U.S. dollars or any foreign currency or currency unit, and, if applicable, other information regarding that foreign currency or currency unit;

         (7) the designation of the currency or currencies in which payment of the principal of and any premium and interest on those CHL senior debt securities will be made and whether payment of the principal of or any premium or the interest on CHL senior debt securities designated in a foreign currency or currency unit, at the holder's election, may instead be payable in U.S. dollars and the terms and conditions upon which that election may be made;

         (8) any rate or rates (which may be fixed or floating) at which those CHL senior debt securities will bear interest (or any method or methods by which that rate or those rates are to be determined or reset), any date or dates from which that interest will accrue (or any method or methods by which that date or those dates will be determined or reset), the dates on which that interest will be payable, the record date for the interest payable on any interest payment date, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

         (9) any terms and conditions on which those CHL senior debt securities may be redeemed at Countrywide Home Loans' option or repaid at the holders' option;

         (10) any obligation of Countrywide Home Loans to redeem, repay or purchase those CHL senior debt securities under the terms of any sinking fund or analogous provisions, and the terms and conditions on which those CHL senior debt securities will be redeemed, repaid or purchased, in whole or in part, under the terms of that obligation;

         (11) if other than the principal amount, the portion of the principal amount of those CHL senior debt securities that will be payable upon declaration of acceleration of the maturity of those CHL senior debt securities;

         (12)     any provisions for the defeasance of those debt securities;

         (13) any ability a holder of a CHL senior debt security may have to renew all or any portion of a CHL senior debt security;

         (14) any additional Events of Default or restrictive covenants applicable to those CHL senior debt securities;

         (15)     any  other  terms  not   inconsistent   with  the  CHL  senior
                  indenture, including any terms which may be required by or advisable under United States laws or regulations;

         (16) if those CHL senior debt securities are denominated or payable in a currency or currency unit other than U.S. dollars, the designation of the initial Exchange Rate Agent and, if other than as set forth in the CHL Indenture, the definition of the "Exchange Rate"; and

         (17) the form of those CHL senior debt securities and, if in global form, the name of the depositary and the terms upon which and the circumstances under which those CHL senior debt securities may be exchanged.

         Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, Countrywide Home Loans will issue CHL senior debt securities only in fully registered form without coupons. CHL senior debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or integral multiples of $1,000 unless Countrywide Home Loans otherwise provides in the applicable prospectus supplement. The prospectus supplement relating to a series of CHL senior debt securities denominated in a foreign currency or currency unit will specify the denominations in which those CHL senior debt securities may be issued.

         The CHL senior indenture does not contain any provisions that would limit the ability of Countrywide Home Loans or any of its affiliates to incur indebtedness (secured or unsecured) or that would afford holders of CHL senior debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving Countrywide Home Loans that may adversely affect holders of the CHL senior debt securities.

         Countrywide Home Loans may sell one or more series of CHL senior debt securities at a substantial discount below their stated principal amount, and those CHL senior debt securities may bear no interest or interest at a rate that at the time of issuance is below market rate. One or more series of CHL senior debt securities may be floating rate debt securities and may be exchangeable for fixed rate debt securities. Countrywide Home Loans will describe any federal income tax consequences and special considerations applicable to any particular series in the applicable prospectus supplement.

         Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, the principal of, and any premium or interest on, any series of CHL senior debt securities will be payable, and those CHL senior debt securities will be exchangeable and transfers of them will be registerable, at the Corporate Trust Office of the CHL senior trustee, initially at 101 Barclay Street, New York, New York 10286. However, Countrywide Home Loans may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for those CHL senior debt securities.

         No CHL senior debt security will be entitled to any benefit under the CHL senior indenture or be valid or obligatory for any purpose unless there appears on that CHL senior debt security a certificate of authentication substantially in the form provided in the CHL senior indenture that is duly executed by the CHL senior trustee, and that certificate will be conclusive evidence and the only evidence that that CHL senior debt security has been duly authenticated and delivered under and is entitled to the benefits of the CHL senior indenture.

         Events of Default

         The CHL senior indenture provides that the following are "Events of Default" that apply to any series of CHL senior debt securities:

         (1) default in payment of principal of (or any premium on) any CHL senior debt security of that series at maturity;

         (2) default for 30 days in payment of interest on any CHL senior debt security of that series when due;

         (3) default in the deposit of any sinking fund payment on any CHL senior debt security of that series when due;

         (4) default in the performance or breach of any other covenant or warranty of Countrywide Home Loans or the Guarantor in the CHL senior indenture, the CHL senior debt securities or the related Guarantees, continued for 60 days after written notice of default by the CHL senior trustee or the holders of at least 25% in aggregate principal amount of the then outstanding CHL senior debt securities of that series;

         (5) default resulting in acceleration of maturity of any other indebtedness for borrowed money of Countrywide Home Loans, the Guarantor or any direct or indirect subsidiary of the
                  Guarantor in an amount exceeding $10,000,000 and that acceleration shall not be rescinded or annulled for a period of 10 days after written notice of the default by the CHL senior trustee or the holders of at least 25% in aggregate principal amount of the then outstanding CHL senior debt securities of that series;

         (6)      certain events of bankruptcy, insolvency or reorganization;
                   and

         (7) any other Event of Default applicable to that series of CHL senior debt securities.

         No Event of Default applicable to a particular series of CHL senior debt securities necessarily constitutes an Event of Default applicable to any other series of CHL senior debt securities.

         The CHL senior indenture provides that if an Event of Default occurs and continues, either the CHL senior trustee or the holders of at least 25% in aggregate principal amount of the CHL senior debt securities of that series then outstanding may declare the principal amount of those CHL senior debt securities (or, if they are Original Issue Discount Securities, the amount as provided in the terms of those Original Issue Discount Securities) to be due and payable immediately upon written notice of acceleration to Countrywide Home Loans. In some cases, the holders of a majority in aggregate principal amount of the outstanding CHL senior debt securities of that series may, on behalf of the holders of all those CHL senior debt securities, rescind and annul that declaration of acceleration. "Original Issue Discount Security" means, except as otherwise defined in a CHL senior debt security, any CHL senior debt security that is issued with original issue discount within the meaning of Section 1273(a) of the Internal Revenue Code of 1986 and related regulations.

         The agreements governing certain of Countrywide Home Loans' outstanding indebtedness contain provisions that would characterize some Events of Default under the CHL senior indenture as events of default under those agreements that could in turn result in, among other things, an acceleration of the indebtedness under those agreements.

         The CHL senior indenture contains a provision entitling the CHL senior trustee, subject to its duty to act with the required standard of care during default under any series of CHL senior debt securities, to be indemnified by the holders of the CHL senior debt securities of that series before exercising any right or power under the CHL senior indenture at the request of the holders of CHL senior debt securities of that series. The CHL senior indenture provides that no holders of CHL senior debt securities of any series may institute any proceedings, judicial or otherwise, to enforce the CHL senior indenture except if the CHL senior trustee fails to act for 60 days after it receives a written request to enforce the CHL senior indenture by the holders of at least 25% in aggregate principal amount of the then outstanding CHL senior debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of CHL senior debt securities from enforcing payment of the principal thereof and any premium and interest on those CHL senior debt securities when due. The holders of a majority in aggregate principal amount of the CHL senior debt securities of any series then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the CHL senior trustee or exercising any trust or power conferred on it with respect to those CHL senior debt securities. However, the CHL senior trustee may refuse to follow any direction that it determines would be illegal or would conflict with the CHL senior indenture or involve it in personal liability or that would unjustly prejudice holders of the CHL senior debt securities of that series not joining the proceeding.

         The CHL senior indenture provides that the CHL senior trustee will, within 90 days after a default occurs that affects the outstanding CHL senior debt securities of any series, give to the holders of those CHL senior debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on any CHL senior debt securities or payment of any sinking fund installment, the CHL senior trustee will be protected in the withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the CHL senior debt securities of that series.

         Countrywide Home Loans will be required to file with the CHL senior trustee annually an officers' certificate as to the absence of certain defaults under the terms of the CHL senior indenture.

         Modification and Waiver

         Countrywide Home Loans, the Guarantor and the CHL senior trustee may modify or amend the CHL senior indenture with the consent of the holders of a majority in aggregate principal amount of the outstanding CHL senior debt securities of each series affected by that modification or amendment; provided, however, that no modification or amendment may, without the consent of the holder of each outstanding CHL senior debt security affected:

         (1) except as the CHL Indenture otherwise permits for CHL senior debt securities for which the Stated Maturity is extendible, change the Stated Maturity of the principal of, or any installment of interest on, that CHL senior debt security;

         (2) reduce the principal amount of, or, except as the CHL Indenture otherwise permits for CHL senior debt securities for which the interest rate may be reset, interest on, or any premium payable upon redemption or repayment of, that CHL senior debt security;

         (3) reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of its Maturity;

         (4) adversely affect the right of repayment at the option of a holder of that CHL senior debt security;

         (5) reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions of that CHL senior debt security;

         (6) change the place or currency or currency unit of payment of the principal of or any premium or interest on that CHL senior debt security;

         (7) change or eliminate the rights of a holder to receive payment in a designated currency;

         (8) impair the right to institute suit for the enforcement of any required payment on or with respect to that CHL senior debt security;

         (9) reduce the percentage of the aggregate principal amount of the outstanding CHL senior debt securities of any series the consent of whose holders is required to modify or amend the CHL senior indenture, to waive compliance with certain provisions of the CHL senior indenture, or to waive certain defaults;

         (10) modify any of the provisions of Section 613 (described below) except to increase the percentage or to provide that some other provisions of the CHL Indenture cannot be modified or waived without the consent of the holder of each outstanding CHL senior debt security affected by the modification or waiver; or

         (11) modify or affect the terms and conditions of the related Guarantees in a manner adverse to the interests of the holders of the CHL senior debt securities.

         The CHL senior indenture also contains provisions permitting Countrywide Home Loans, the Guarantor and the CHL senior trustee, without the consent of any holders of CHL senior debt securities, to enter into supplemental indentures for any of the following purposes:

         (1) to evidence the succession of another corporation to Countrywide Home Loans or the Guarantor and the assumption by that successor of the obligations and covenants of Countrywide Home Loans or the Guarantor contained in the CHL senior indenture, the CHL senior debt securities and the related Guarantees;

         (2) to add to the covenants of Countrywide Home Loans or the Guarantor for the benefit of the holders of all or any series of CHL senior debt securities (and if those covenants are to be for the benefit of less than all series of CHL senior debt securities, stating that those covenants are expressly being included solely for the benefit of that series), or to surrender any right or power in the CHL senior indenture conferred upon Countrywide Home Loans or the Guarantor;

         (3) to add any additional Events of Default (and if those Events of Default will be applied to less than all series of CHL senior debt securities, stating that those Events of Default are expressly being included solely to be applied to that series);

         (4) to add or change any of the provisions of the CHL senior indenture to the extent necessary to permit or facilitate the issuance of CHL senior debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

         (5) to change or eliminate any provisions of the CHL senior indenture, provided that any of those changes or eliminations will become effective only when there is no CHL senior debt security outstanding of any series created before that supplemental indenture is executed which is entitled to the benefit of that provision;

         (6) to establish the form or terms of CHL senior debt securities of any series as otherwise permitted by the CHL senior indenture;

         (7) to evidence and provide for the acceptance of appointment under the CHL senior indenture by a successor CHL senior trustee for the CHL senior debt securities of one or more series issued under the CHL Indenture and to add to or change any of the provisions of the CHL senior indenture necessary to provide for or facilitate the administration of the trusts under the CHL senior indenture by more than one CHL senior trustee consistent with the requirements of the CHL senior indenture;

         (8) to secure the CHL senior debt securities issued under the CHL senior indenture;

         (9) to cure any ambiguity, to correct or supplement any provision in the CHL senior indenture which may be defective or inconsistent with any other provision of the CHL senior indenture, or to make any other provisions regarding matters or questions arising under the CHL senior indenture which will not be inconsistent with any provision of the CHL senior indenture, provided those other provisions will not adversely affect the interests of the holders of CHL senior debt securities of any series issued under the CHL senior indenture in any material respect;

         (10) to modify, eliminate or add to the provisions of the CHL senior indenture to the extent necessary to qualify the CHL senior indenture under the Trust Indenture Act or under any similar federal statute subsequently enacted and to add to the CHL senior indenture other provisions as may be expressly required under the Trust Indenture Act; or

         (11) to enable the Guarantor or one of its subsidiaries to assume the payment obligations under the CHL senior debt securities and the performance of every covenant to be performed or observed by Countrywide Home Loans under the CHL senior indenture.

         The holders of a majority in aggregate principal amount of the outstanding CHL senior debt securities of each series may, on behalf of all holders of CHL senior debt securities of that series, waive any past default under the CHL senior indenture affecting the CHL senior debt securities of that series except a default in the payment of the principal of (or any premium), or interest on, any CHL senior debt security of that series and a default in the compliance of a covenant or provision if the consent of the holder of each outstanding CHL senior debt security of that series would be required to modify or amend that covenant or provision.

         Consolidation, Merger and Transfer of Assets

         Under the CHL senior indenture, neither Countrywide Home Loans nor the Guarantor may consolidate with or merge into any corporation, or transfer its assets substantially as an entirety to any person, unless:

         (1) the successor corporation or transferee assumes Countrywide Home Loans' or the Guarantor's obligations on the CHL senior debt securities or the related Guarantees, as applicable, and under the CHL senior indenture, and in the case of a consolidation or merger of Countrywide Home Loans, the Guarantor delivers an affirmation of the continuance of its obligations to the CHL senior trustee;

         (2) after giving effect to the transaction, no Event of Default and no event that, after notice or lapse of time or both, would become an Event of Default will have occurred and be continuing; and

         (3)      some other conditions are met.

         Satisfaction, Discharge and Defeasance

         The CHL senior indenture, with respect to any series of CHL senior debt securities (except for some specified surviving obligations, including (1) any rights of registration of transfer and exchange and (2) rights to receive the principal, any premium and interest on the CHL senior debt securities), will be discharged and cancelled upon the satisfaction of certain conditions, including the following:

         (1) all CHL senior debt securities of that series not previously delivered to the CHL senior trustee for cancellation have become due or payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year; and

         (2) the deposit with the CHL senior trustee of an amount in the Specified Currency sufficient to pay the principal, any premium and interest to the Maturity of all CHL senior debt securities of that series.

         If Countrywide Home Loans so specifies in the prospectus supplement relating to CHL senior debt securities of any series, Countrywide Home Loans at its option:

         (1) will be discharged from any and all obligations under the CHL senior debt securities of that series (except for obligations to register the transfer or exchange of CHL senior debt securities of that series, replace stolen, lost or mutilated CHL senior debt securities of that series, maintain offices or agencies in each Place of Payment and hold moneys for payment in trust); or

         (2) will not be subject to provisions of the CHL Indenture described above under "--Consolidation, Merger and Transfer of Assets" for the debt securities of that series,

if Countrywide Home Loans irrevocably deposits with the CHL senior trustee, in trust, money or U.S. government obligations, which through interest and principal payments will provide a sufficient amount of money (in the opinion of independent public accountants) to pay all the principal (including any mandatory sinking fund payments) of, and any premium and interest on, the CHL senior debt securities of that series on the dates those payments are due consistent with the terms of those CHL senior debt securities. To exercise either option, Countrywide Home Loans must deliver to the CHL senior trustee:

         (1)      an opinion of counsel stating that;

                  (a) the deposit and related defeasance would not cause the holders of the CHL senior debt securities of that series to recognize income, gain or loss for federal income tax purposes;

                  (b) the exercise of that option will not cause any violation of the Investment Company Act of 1940; and

                  (c) if the CHL senior debt securities of that series are then listed on the New York Stock Exchange, those CHL senior debt securities would not be delisted as a result of the exercise of that option; and

         (2) if CHL senior debt securities of that series are being discharged, a ruling received from or published by the United States Internal Revenue Service to the effect that the deposit and related defeasance would not cause the holders of the CHL senior debt securities of that series to recognize income, gain or loss for federal income tax purposes.

         Guarantees

         The Guarantor will unconditionally guarantee (the "Guarantees") the payment of principal of and any premium and interest on the CHL senior debt securities when due and payable, whether at their Stated Maturity or upon redemption, repayment or otherwise. The Guarantees will rank equally in right of payment with all other unsecured and unsubordinated obligations of the Guarantor, including any debt securities issued by the Guarantor under this prospectus.

         The obligations of the Guarantor under the Guarantees will be unconditional regardless of the enforceability of the CHL senior debt securities or the CHL senior indenture and will not be discharged until all obligations under those CHL senior debt securities and the CHL senior indenture are satisfied. Holders of the CHL senior debt securities may proceed directly against the Guarantor if an Event of Default affecting those CHL senior debt securities occurs without first proceeding against Countrywide Home Loans.

         Because the Guarantor is a holding company, the rights of its creditors (including the holders of the CHL senior debt securities if the Guarantees are enforced) to share in the distribution of the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent the Guarantor may itself be a creditor with recognized claims against the subsidiary.

         Global Securities

         Countrywide Home Loans may issue CHL senior debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing CHL senior debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. Countrywide Home Loans will describe the specific terms of the depositary arrangement for a series of CHL senior debt securities in the prospectus supplement relating to that series.

         Concerning the Trustee

         The Bank of New York is the trustee under the CHL senior indenture. Countrywide Home Loans and the Guarantor maintain banking relationships in the ordinary course of business with the CHL senior trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of Countrywide Home Loans.

         Governing Law

         Unless Countrywide Home Loans otherwise specifies in the applicable prospectus supplement, the CHL senior indenture and the CHL senior debt securities will be governed by New York law.

Subordinated Indenture

         General

         The CHL subordinated indenture will not limit the amount of additional indebtedness that Countrywide Home Loans or any of its subsidiaries may incur, except as Countrywide Home Loans may provide in the applicable prospectus supplement. The CHL debt securities issued under the CHL subordinated indenture will be subordinated obligations as described in the applicable prospectus supplement.

         Countrywide Home Loans will indicate in the applicable prospectus supplement the following terms of and information concerning any CHL subordinated debt securities that Countrywide Home Loans issues (to the extent those terms apply to those CHL subordinated debt securities and have not been otherwise described):

         (1)      the specific title, aggregate principal amount, denomination and form;

         (2)      the date of maturity (or the method by which that date may be determined or extended);

         (3)      any interest rate or rates, whether fixed or floating (or the method by which that rate or
                  those rates will be determined);

         (4) the date from which interest will accrue (or the method by which that date may be determined or reset), the dates on which that interest will be payable and the record date for any interest payable on the interest payment date and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

         (5) the place or places where the principal of and any premium and any interest on the CHL subordinated debt securities will be payable, or where those CHL subordinated debt securities may be surrendered for registration of transfer or exchange, if not the corporate trust office of the CHL subordinated trustee for those CHL subordinated debt securities;

         (6) the portion of the principal amount of CHL subordinated debt securities of the series payable upon certain declarations of acceleration or the method by which that portion shall be determined;

         (7)      the denominations and the currency, currencies, currency units or composite currencies in which
                  the CHL subordinated debt securities will be issuable;

         (8)      the currency, currencies, currency units or composite
                        currencies in which payments on the CHL
                  subordinated debt securities will be made, if not U.S.dollars;

         (9)      additional or different subordination terms of the CHL
                        subordinated debt securities;

         (10) any redemption, repayment or sinking fund provisions, including the period or periods within which, the currency, currencies, currency units or composite currencies in which and the other terms and conditions upon which Countrywide Home Loans may redeem the CHL subordinated debt securities;

         (11) the ability of a holder of a CHL subordinated debt security to renew all or any portion of a
                  CHL subordinated debt security;

         (12) whether the CHL subordinated debt securities are convertible into or exchangeable for other securities of Countrywide Home Loans and the terms of the security into which they are convertible or exchangeable, the conversion price or exchange ratio, other terms related to conversion and exchange and any anti-dilution protections;

         (13) whether the CHL subordinated debt securities will be sold as part of units consisting of CHL subordinated debt securities and securities that Countrywide Credit Industries may offer under this prospectus;

         (14) if the amount of payments of principal of or any premium or interest on any CHL subordinated debt securities of the series may be determined by reference to an index, formula or other method, the index, formula or other method by which those amounts will be determined;

         (15) whether and by what method the CHL subordinated debt securities of the series (or certain covenants under the related CHL subordinated indenture) may be defeased and discharged by Countrywide Home Loans;

         (16)     whether the CHL subordinated debt securities of the series shall be issued in whole or in part
                  as book-entry securities;

         (17)     any applicable material federal income tax consequences; and

         (18) any other material specific terms of the CHL subordinated debt securities, including any material additional events of default or covenants provided for and any material terms that may be required by or advisable under applicable laws or regulations.

         Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, Countrywide Home Loans will issue CHL subordinated debt securities only in fully registered form without coupons. The CHL subordinated debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or integral multiples of $1,000 unless Countrywide Home Loans otherwise provides in the applicable prospectus supplement. The prospectus supplement relating to a series of CHL subordinated debt securities denominated in a foreign currency or currency unit will specify the denominations in which those CHL subordinated debt securities may be issued.

         The CHL subordinated indenture does not contain any provisions that would limit Countrywide Home Loans' ability or the ability of any of its affiliates to incur indebtedness (secured or unsecured) or that would afford holders of the CHL subordinated debt securities protection in the event of a highly leveraged transaction, restructuring, change in control, merger or similar transaction involving Countrywide Home Loans that may adversely affect holders of the CHL subordinated debt securities.

         Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, the principal of, and any premium or interest on, any series of CHL subordinated debt securities will be payable, and those CHL subordinated debt securities will be exchangeable and transfers of them will be registerable, at the corporate trust office of the CHL subordinated trustee, initially at 101 Barclay Street, New York, New York 10286. However, Countrywide Home Loans may elect to make interest payments by check mailed to the address of the person entitled to them as that address appears in the security register for those CHL subordinated debt securities.

         None of the CHL subordinated debt securities will be entitled to any benefit under the CHL subordinated indenture or be valid or obligatory for any purpose unless there appears on the CHL subordinated debt security a certificate of authentication substantially in the form provided in that CHL subordinated indenture that is duly executed by the trustee, and that certificate will be conclusive evidence and the only evidence that the CHL subordinated debt security has been duly authenticated and delivered under and is entitled to the benefits of the CHL subordinated indenture.

         Subordination of Subordinated Debt Securities

         Countrywide Home Loans' obligations under the CHL subordinated debt securities will be subordinate in right of payment to all present and future senior indebtedness of Countrywide Home Loans to the extent provided in the CHL subordinated indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with the insolvency or bankruptcy of Countrywide Home Loans, the holders of senior indebtedness of Countrywide Home Loans will first be entitled to receive payment in full of senior indebtedness before the holders of the CHL subordinated debt securities will be entitled to receive or retain any payment.

         No payments on account of principal of or any premium or interest on the CHL subordinated debt securities (including payments on exercise of CHL subordinated debt security put options) may be made if a default in any payment on senior indebtedness has occurred and is continuing, or an event of default on any senior indebtedness resulting in the acceleration of its maturity has occurred, or if any judicial proceeding is pending with respect to any such default.

         In the event the maturity of the CHL subordinated debt securities is accelerated, the holders of all senior indebtedness of Countrywide Home Loans outstanding at the time of the acceleration will first be entitled to receive payment in full of all amounts due in respect of that senior indebtedness before the holders of the CHL subordinated debt securities will be entitled to receive or retain any payment related to the CHL subordinated debt securities.

         Amounts that would be due and payable by Countrywide Home Loans to holders of units in the absence of the foregoing subordination provisions, however, may be applied by those holders to offset their obligations under their respective purchase contracts.

         Any subordinated CHL subordinated debt securities will be subordinate and junior in right of payment, to the extent and in the manner described in the CHL subordinated indenture, to all "senior indebtedness" of Countrywide Home Loans. Unless Countrywide Home Loans otherwise indicates in the prospectus supplement, "senior indebtedness" means:

(1) the principal, premium, if any, and interest in respect of indebtedness for money borrowed and indebtedness evidenced by securities, debentures, bonds or other similar instruments;

(2)      all capital lease obligations;

(3) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, excluding trade accounts payable arising in the ordinary course of business;

(4) all obligations for the reimbursement on any letter of credit, any banker's acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction;

(5)               all obligations of the type referred to in clauses (1) through
                  (4) above of others, the payment of which Countrywide Home Loans is responsible or liable as obligor, guarantor or otherwise; and

(6)               all obligations of the type referred to in clauses (1) through
                  (5) above of others secured by any lien on any of the properties or assets of Countrywide Home Loans, whether or not the obligation is assumed by Countrywide Home Loans,

except for:

(a) any indebtedness that states, or is issued under a deed, indenture or other instrument that states, that it is subordinate to or ranks equally with the CHL subordinated debt securities;

(b)      any indebtedness between or among Countrywide Home Loans and any of its affiliates;

(c)      the indebtedness represented by the 8% Junior Subordinated Deferrable
                        Interest Debentures due December
                           15, 2026 of Countrywide Home Loans; and

(d)      the indebtedness represented by the 8.05% Junior Subordinated
                Debentures due June 15, 2027 of
                           Countrywide Home Loans.

         Redemption

         If and to the extent Countrywide Home Loans provides in the applicable prospectus supplement, Countrywide Home Loans will have the right to redeem the CHL subordinated debt securities, in whole or from time to time in part, after the date and at the redemption prices set forth in the applicable prospectus supplement.

         Events of Default

         The CHL subordinated indenture defines an event of default for the CHL subordinated debt securities of any series as:

         (1)      failure to pay principal (or premium) on any CHL subordinated debt security of that series at
                  maturity;

         (2) failure to pay interest on any CHL subordinated debt security of that series within 30 days of the date when due;

         (3)      failure to deposit any sinking fund payment when due for that series within 30 days of the date
                  when due;

         (4)      failure to perform for 90 days after notice any of the other covenants in the CHL subordinated
                  indenture;

         (5)      certain events of bankruptcy, insolvency or reorganization;

         (6)      failure to pay the put price when due upon exercise of a CHL subordinated debt security put
                  option;

         (7) default resulting in the acceleration of maturity of any other indebtedness for money borrowed by Countrywide Home Loans or by any direct or indirect subsidiary of Countrywide Home Loans in an amount exceeding $10,000,000 and that acceleration not being rescinded or annulled for a period of 10 days after written notice of the default by the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding CHL subordinated debt securities of that series; and

         (8)      any other event of default provided for CHL subordinated debt securities of that series.

         The CHL subordinated indenture provides that if any event of default affecting outstanding CHL subordinated debt securities of any series occurs and is continuing, either the CHL subordinated trustee or the holders of at least 25% in principal amount of the outstanding CHL subordinated debt securities of that series may declare the principal amount (or, if the CHL subordinated debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount of those CHL subordinated debt securities as specified by their terms) of all CHL subordinated debt securities of that series to be due and payable immediately. However, under certain circumstances the holders of a majority in principal amount of the outstanding CHL subordinated debt securities of that series on behalf of the holders of all CHL subordinated debt securities of that series may annul a declaration and waive past defaults (except, unless previously cured, a default in payment of principal of or any premium or any interest on the CHL subordinated debt securities of that series and other specified defaults).

         Countrywide Home Loans refers you to the prospectus supplement relating to each series of CHL subordinated debt securities that are original issue discount securities for the particular provisions regarding acceleration of the maturity of a portion of the principal amount of those original issue discount securities if an event of default occurs and continues.

         The agreements governing the outstanding indebtedness of Countrywide Home Loans contain provisions that would characterize some events of default under the CHL subordinated indenture as "events of default" under those agreements that could in turn result in, among other things, an acceleration of indebtedness under those agreements.

         The CHL subordinated indenture contains a provision entitling the CHL subordinated trustee, subject to its duty to act with the required standard of care during a default under any series of CHL subordinated debt securities, to be indemnified by the holders of CHL subordinated debt securities of that series before exercising any right or power under the CHL subordinated indenture at the request of the holders of the CHL subordinated debt securities of that series.

         The CHL subordinated indenture provides that no holder of CHL subordinated debt securities of any series may institute proceedings, judicial or otherwise, to enforce the CHL subordinated indenture except if the CHL subordinated trustee fails to act for 60 days after it receives a written request to enforce the CHL subordinated indenture by the holders of at least 25% in aggregate principal amount of the then outstanding CHL subordinated debt securities of that series and an offer of reasonable indemnity. This provision will not prevent any holder of CHL subordinated debt securities from enforcing payment of the principal of and any premium and interest on those CHL subordinated debt securities when due. The holders of a majority in aggregate principal amount of the CHL subordinated debt securities of any series outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on it with respect to those CHL subordinated debt securities. However, the CHL subordinated trustee may refuse to follow any direction that it determines would be illegal or would conflict with the CHL subordinated indenture or involve it in personal liability or which would unjustly prejudice holders of the CHL subordinated debt securities of that series not joining the proceeding.

         The CHL subordinated indenture provides that the trustee will, within 90 days after a default occurs that affects the outstanding CHL subordinated debt securities of any series, give to the holders of those CHL subordinated debt securities notice of that default, unless that default has been cured or waived. Except in the case of a default in the payment of principal of, or any premium or interest on, any CHL subordinated debt securities or payment of any sinking fund installment, the CHL subordinated trustee will be protected in withholding of that notice if it determines in good faith that the withholding of that notice is in the interest of the holders of the CHL subordinated debt securities of that series.

         Countrywide   Home  Loans  will  be  required  to  file  with  the  CHL
subordinated trustee annually an officers' certificate as to the absence of certain defaults under the terms of the CHL subordinated indenture.

         Defeasance of Debt Securities or Some Covenants

         Defeasance and Discharge. Unless Countrywide Home Loans otherwise indicates in the applicable prospectus supplement, the CHL subordinated debt securities of any series will provide that Countrywide Home Loans will be discharged from all obligations under the CHL subordinated debt securities of that series (except for obligations to register the transfer or exchange of CHL subordinated debt securities of that series, to replace stolen, lost or mutilated CHL subordinated debt securities of that series, to maintain paying agencies and to hold moneys for payment in trust) once Countrywide Home Loans deposits with the CHL subordinated trustee, in trust, money and/or U.S. government obligations, which through the payment of interest and principal, will provide a sufficient amount of money to pay and discharge the principal of (and any premium) and any interest on, and any mandatory sinking fund payments that apply to, the CHL subordinated debt securities of that series on the stated maturity of those payments. This discharge may occur only if, among other things, Countrywide Home Loans delivers to the CHL subordinated trustee an opinion of counsel stating that Countrywide Home Loans has received from, or there has been published by, the IRS a ruling, or there has been a change in tax law, that would cause the discharge not to be deemed, or result in, a taxable event for the holders of the CHL subordinated debt securities of that series.

         Defeasance of Some Covenants. Unless Countrywide Home Loans otherwise provides in the applicable prospectus supplement, the CHL subordinated debt securities of any series will permit Countrywide Home Loans not to comply with some restrictive covenants, including those relating to consolidation and merger in the CHL subordinated indenture, if Countrywide Home Loans satisfies certain conditions. Countrywide Home Loans will be able to defease those covenants if, among other things:

         (1) Countrywide Home Loans deposits with the CHL subordinated trustee money and/or U.S. government obligations, which, through the payment of interest and principal, will provide a sufficient amount of money to pay the principal of (and any premium) and any interest on, and any mandatory sinking fund payments applicable to, the CHL subordinated debt securities of that series on the stated maturity of those payments; and

         (2) Countrywide Home Loans delivers to the CHL subordinated trustee an opinion of counsel stating that the deposit and related covenant defeasance will not cause the holders of the CHL subordinated debt securities of that series to recognize income, gain or loss for federal income tax purposes.

         If Countrywide Home Loans elects to defease the covenants of a series of CHL subordinated debt securities and those CHL subordinated debt securities are declared due and payable because an event of default has occurred, the amount of money and/or U.S. government obligations on deposit with the CHL subordinated trustee will be sufficient to pay amounts due on those CHL subordinated debt securities at their stated maturity but may not be sufficient to pay amounts due on those CHL subordinated debt securities at the time of the acceleration. However, Countrywide Home Loans will remain liable for those payments.

         Countrywide Home Loans will state in the prospectus supplement for any particular series of CHL subordinated debt securities if any defeasance provisions will apply to those CHL subordinated debt securities.

         Modification of the Indenture and Waiver of Covenants

         The CHL subordinated indenture permits Countrywide Home Loans and the CHL subordinated trustee, with the consent of the holders of at least a majority in principal amount of outstanding CHL subordinated debt securities of each series affected, to execute supplemental indentures adding provisions to or changing or eliminating provisions of the CHL subordinated indenture or modifying the rights of the holders of outstanding CHL subordinated debt securities of that series, except that no supplemental CHL subordinated indenture may, without the consent of the holder of each outstanding CHL subordinated debt security affected:

         (1)      change the stated maturity, or reduce the principal amount, any premium on or the rate of
                  payment of any interest on, of any CHL subordinated debt
                        security of any series;

         (2) reduce the percentage of outstanding CHL subordinated debt securities of any series, the consent of the holders of which is required for any supplemental indenture or for waiver of compliance with certain provisions of the CHL subordinated indenture or certain defaults thereunder; or

         (3)      effect various other changes.

         The CHL subordinated indenture also allows Countrywide Home Loans not to comply with certain covenants in the CHL subordinated indenture upon waiver by the holders of a majority in principal amount of outstanding CHL subordinated debt securities of the series affected.

         Consolidation, Merger and Sale of Assets

         The CHL subordinated indenture allows Countrywide Home Loans, without the consent of the holders of any of the outstanding CHL subordinated debt securities, to consolidate with or merge into any other corporation or transfer or lease Countrywide Home Loans' assets substantially as an entirety to any person if:

         (1)      the successor is a corporation organized under the laws of any domestic jurisdiction;

         (2)      the successor corporation assumes Countrywide Home Loans'
                        obligations on the CHL subordinated
                  debt securities and under the CHL subordinated indenture;

         (3) after giving effect to the transaction no event of default, and no event which, after notice or lapse of time, would become an event of default, shall have happened and be continuing; and

         (4)      certain other conditions are met.

         Guarantees

         The Guarantor will unconditionally guarantee (the "subordinated guarantees") the payment of principal of and any premium and interest on the CHL subordinated debt securities when due and payable, whether at their stated maturity or upon redemption, repayment or otherwise. The subordinated guarantees will be subordinated in right of payment to all present and future senior indebtedness of the Guarantor on terms comparable to the subordination of the CHL subordinated debt securities.

         The obligations of the Guarantor under the subordinated guarantees will be unconditional regardless of the enforceability of the CHL subordinated debt securities or the CHL subordinated indenture and will not be discharged until all obligations under those CHL subordinated debt securities and the CHL subordinated indenture are satisfied. Holders of the CHL subordinated debt securities may proceed directly against the Guarantor if an event of default affecting those CHL subordinated debt securities occurs without first proceeding against Countrywide Home Loans.

         Because the Guarantor is a holding company, the rights of its creditors (including the holders of the CHL subordinated debt securities if the subordinated guarantees are enforced) to share in the distribution of the assets of any subsidiary upon that subsidiary's liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors, except to the extent the Guarantor may itself be a creditor with recognized claims against the subsidiary.

         Global Securities

         Countrywide Home Loans may issue CHL subordinated debt securities of any series in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for individual certificates evidencing CHL subordinated debt securities in definitive form, a global security may not be transferred except as a whole by the depositary for that global security to a nominee of that depositary or by a nominee of that depositary to that depositary or another nominee of that depositary or by that depositary or that nominee to a successor of that depositary or a nominee of that successor. Countrywide Home Loans will describe the specific terms of the depositary arrangement for a series of CHL subordinated debt securities in the prospectus supplement relating to that series.

         Concerning the Trustee

         The Bank of New York is the trustee under each of the CHL senior indenture and the CHL subordinated indenture. Countrywide Home Loans maintains banking relationships in the ordinary course of business with the CHL trustee. Among other things, The Bank of New York is a lending bank under an existing revolving credit facility of Countrywide Home Loans.

         Governing Law

         Unless Countrywide Home Loans otherwise specifies in the applicable prospectus supplement, the CHL subordinated indenture and the CHL subordinated debt securities will be governed by New York law.

                              PLAN OF DISTRIBUTION

         We or Countrywide Home Loans may sell securities issuable under this prospectus to or through one or more underwriters or dealers and also may sell those securities directly to institutional investors or other purchasers, or through agents.

         We or Countrywide Home Loans may distribute the securities periodically in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

         In connection with the sale of any securities under this prospectus, underwriters or agents may receive compensation from us or Countrywide Home Loans or from purchasers of securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discounts or commissions received by them from us or Countrywide Home Loans and any profit on the resale of those securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any of those underwriters or agents will be identified, and any compensation received from us or Countrywide Home Loans will be described, in the related prospectus supplement.

         Under agreements that we and/or Countrywide Home Loans may enter into, underwriters and agents who participate in the distribution of securities issuable under this prospectus may be entitled to indemnification by us and/or Countrywide Home Loans against certain liabilities, including liabilities under the Securities Act.

         If we or Countrywide Home Loans so indicate in the related prospectus supplement, we or Countrywide Home Loans will authorize underwriters or other persons acting as our or Countrywide Home Loans' agents to solicit offers by some institutions to purchase securities from us or Countrywide Home Loans under contracts providing for payment and delivery on a future date. Institutions with whom we or Countrywide Home Loans would enter into those contracts include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases those institutions must be approved by us or Countrywide Home Loans. The obligations of any purchaser under a contract will be subject to the condition that the purchase of the securities will not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and those other agents will not have any responsibility as to the validity or performance of those contracts.

         If underwriters or dealers are used in the sale, until the distribution of the securities is completed, rules of the SEC may limit the ability of underwriters and some selling group members to bid for and purchase the securities. As an exception to these rules, underwriters may engage in some transactions that stabilize the price of the securities. Those transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

         If any underwriters create a short position in the securities in connection with any offering, that is, if they sell more securities than are set forth on the cover page of any prospectus supplement accompanying this prospectus, the underwriters may reduce that short position by purchasing securities in the open market.

         Underwriters may also impose a penalty bid on some selling group members. This means that if the underwriters purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the selling group members that sold those securities as part of that offering. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resales of the securities.

         Some of the underwriters or agents and their associates may engage in transactions with and perform services for us, Countrywide Home Loans or our or Countrywide Home Loans' affiliates in the ordinary course of business.

         The securities may or may not be listed on a national securities exchange (other than our common stock, which is listed on the New York Stock Exchange and the Pacific Stock Exchange). Any shares of our common stock sold under a prospectus supplement will be listed on the New York Stock Exchange and the Pacific Stock Exchange, subject to official notice of issuance. Neither we nor Countrywide Home Loans can assure you that there will be an active trading market for any of the securities sold under this prospectus.

         We or Countrywide Home Loans may designate Countrywide Securities Corporation to be an underwriter, agent or dealer of one or more series of the securities issuable under this prospectus. The distribution of securities of any series will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc.

                             VALIDITY OF SECURITIES

         The validity of the securities issuable under this prospectus will be passed upon for us and Countrywide Home Loans by Munger, Tolles & Olson LLP, Los Angeles, California. Brown & Wood LLP, New York, New York will serve as counsel for any underwriters and agents. Brown & Wood LLP also serves as counsel for CWMBS, Inc. and CWABS, Inc., each one of our wholly owned subsidiaries, in connection with offerings of mortgage-backed and asset-backed securities, and from time to time also serves as our counsel on other matters.

                                     EXPERTS

         Our consolidated financial statements incorporated by reference in the registration statement, of which this prospectus forms a part, have been audited by Grant Thornton LLP, independent certified public accountants, for the periods and to the extent indicated in their report thereon, and have been so incorporated in reliance upon the authority of said firm as experts in accounting and auditing.

                                      II-1

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution*

              SEC registration fee.......                                                  $  834,000
              NASD fee                                                                         30,500
              Blue sky fees and expenses.                                                      15,000
              Legal fees and expenses....                                                      60,000
              Accounting fees and expenses........                                            120,000
              Printing and engraving expenses.....                                             60,000
              Trustees' fees and expenses.........                                             20,000
              Rating agency fees.........                                                   1,200,000
              Miscellaneous                                                                   10,500
                                                                                      ----------------
                       Total                                                             $ 2 ,350,000

  *Except for the SEC registration fee and the NASD fee, all of the foregoing expenses have been estimated.

Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The Delaware General Corporation Law also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent. Sections 722, 723, 725 and 726 of the New York Business Corporation Law are substantively equivalent to Section 145 of the Delaware General Corporation Law.

         Article SIXTH of the Certificate of Incorporation of Countrywide Credit Industries provides that Countrywide Credit Industries may indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. Article VIII of Countrywide Credit Industries' Bylaws provides that Countrywide Credit Industries shall indemnify its directors and officers, and persons serving as directors and officers of Countrywide Home Loans at the request of Countrywide Credit Industries, against any threatened, pending or completed action, suit or proceeding or investigation brought against such directors and officers by reason of the fact that such persons were such directors or officers, provided that such persons acted in good faith and in a manner which they reasonably believed to be in or not opposed to the best interests of Countrywide Credit Industries; except that in the case of actions brought by or in the right of Countrywide Credit Industries to procure a judgment in its favor, no indemnification is permitted in respect to any claim, issue or matter as to which any such director or officer shall have been adjudged to be liable to Countrywide Credit Industries unless the court in which the action was brought determines that such person is entitled to indemnification. Countrywide Credit Industries' Bylaws further contemplate that the indemnification provisions permitted thereunder are not exclusive of any other rights to which such directors and officers are otherwise entitled by means of Bylaw provisions, agreements, vote of stockholders or disinterested directors or otherwise. Countrywide Credit Industries has entered into indemnity agreements with certain of its directors and executive officers (including the directors and executive officers of Countrywide Home Loans), whereby such individuals are indemnified by Countrywide Credit Industries up to an aggregate limit of $5,000,000 for any claims made against such individual based on any act, omission or breach of duty committed while acting as a director or officer, except, among other things, cases involving dishonesty or improper personal benefit. Countrywide Credit Industries also maintains an insurance policy pursuant to which its directors and officers (including the directors and executive officers of Countrywide Home Loans) are insured against certain liabilities which might arise out of their relationship with Countrywide Credit Industries as directors and officers.

         Article SEVENTH of the Certificate of Incorporation provides that a director of Countrywide Credit Industries shall have no personal liability to Countrywide Credit Industries or its stockholders for monetary damages for breach of his fiduciary duty of care as a director to the full extent permitted by the Delaware General Corporation Law, as it may be amended from time to time.

Item 16. Exhibits

1.1* ---------Form of Underwriting Agreement (for equity securities of Countrywide Credit Industries)
1.2* -- Form of Underwriting Agreement (for debt securities of Countrywide Credit Industries)
1.3* -- Form of Underwriting Agreement (for units consisting of stock purchase contracts and debt securities of Countrywide Credit Industries)
1.4* -- Form of Selling Agency Agreement (for debt securities of Countrywide Home Loans)
4.1 -- Specimen Certificate of Countrywide Credit Industries' Common Stock (incorporated by reference to Exhibit 4.2 to Countrywide Credit Industries' Current Report on Form 8-K dated February 6, 1987)
4.2 -- Certificate of Amendment of Restated Certificate of Incorporation of Countrywide Credit Industries (incorporated by reference to Exhibit 4.1 to
Countrywide  Credit  Industries'  Quarterly Report on Form 10-Q dated August 31,
1987)
4.3 -- Restated Certificate of Incorporation of Countrywide Credit Industries (incorporated by reference to Exhibit 4.2 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 1987)
4.4 -- Bylaws of Countrywide Credit Industries, as amended and restated (incorporated by reference to Countrywide Credit Industries' Current Report on Form 8-K dated February 10, 1988)
4.5 -- Rights Agreement, dated as of February 10, 1988, between Countrywide Credit Industries and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 4 to Countrywide Credit Industries' Form 8-A filed on February 12, 1988)
4.6 -- Amendment No. 1 to Rights Agreement, dated as of March 24, 1992, between Countrywide Credit Industries and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 1 to Countrywide Credit Industries' Form 8 filed on March 27, 1992)
4.7* -- Form of Indenture between Countrywide Credit Industries and The Bank of New York, as trustee, providing for the issuance of senior debt securities
4.8* -- Form of Indenture between Countrywide Credit Industries and The Bank of New York, as trustee, providing for the issuance of subordinated debt securities
4.9 -- Indenture, dated as of January 1, 1992, among Countrywide Home Loans, Countrywide Credit Industries and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 of Countrywide Home Loans and Countrywide Credit Industries (File Nos. 33-50661 and 33-50661-01) filed on October 19, 1993))
4.10 -- Supplemental Indenture No. 1, dated as of June 15, 1995, to the Indenture dated as of January 1, 1992, among Countrywide Home Loans, Countrywide Credit Industries and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-3 of Countrywide Home Loans and Countrywide Credit Industries (File Nos. 33-59559 and 33-59559-01))
4.11* -- Form of Indenture among Countrywide Home Loans, Countrywide Credit Industries and The Bank of New York, as trustee, providing for the issuance of subordinated debt securities.
4.12* -- Form of Master Unit Agreement, between Countrywide Credit Industries and The Bank of New York, as agent.
4.13* -- Form of Purchase Contract between Countrywide Credit Industries and purchase contract agent
4.14* -- Form of Pledge Agreement, among Countrywide Credit Industries, collateral agent, and purchase contract agent
4.15* -- Form of Fixed Rate Medium-Term Note
4.16* -- Form of Floating Rate Medium-Term Note
5.1 -- Opinion of Munger, Tolles & Olson LLP, counsel to Countrywide Credit Industries and Countrywide Home Loans, as to the validity of the securities being offered
12.1 -- Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 to Countrywide Credit Industries' Annual Report on Form 10-K for the year ended February 29, 2000)
23.1 -- Consent of Grant Thornton LLP
23.2 -- Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)
24.1 -- Powers of Attorney for Countrywide Credit Industries and Countrywide Home Loans relating to subsequent amendments (incorporated by reference to
Exhibit 24 to the Registration Statement on Form-3 of Countrywide Credit Industries and Countrywide Home Loans (File Nos. 333-82583 and 333-82583-01))
24.2 -- Power of Attorney for Countrywide Home Loans relating to subsequent amendments
25.1* -- Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York relating to senior debt securities of Countrywide Credit Industries (separately bound)
25.2* -- Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York relating to subordinated debt securities of Countrywide Credit Industries (separately bound)
25.3 -- Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York relating to senior debt securities of Countrywide Home Loans (separately bound)
25.4* -- Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York relating to subordinated debt securities of Countrywide Home Loans (separately bound)
--------------
* To be filed as an exhibit to a Current Report on Form 8-K of Countrywide Credit Industries at such time as an underwritten issuance of such securities is contemplated.

Item 17. Undertakings
(a) The undersigned Countrywide Credit Industries and Countrywide Home Loans (the "Registrants") hereby undertake:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
                            (ii) To  reflect  in the  prospectus  any  facts  or
                  events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration Fee" table in the effective Registration Statement; and

                            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Each of the undersigned Registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Countrywide Credit Industries' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (d)      The undersigned Registrants hereby undertake that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (e) The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Countrywide Credit Industries, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 5th day of June, 2000.

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
 By:    s/     ANGELO      R.---------------------------------------
                     Mozilo
                                      -----------------------------
                                            Angelo R. Mozilo
                                         Chairman of the Board
                                      of Directors and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                            Title                              Date

 ---------             -----                              ----

/s/ ANGELO R. MOZILO Chairman of the Board of                     June 5, 2000

--------------------------------------------------
 Angelo R. Mozilo                       Directors, Chief Executive Officer
                                           and President (Principal Executive
                                                       Officer); Director
*        Managing Director, Finance,                  June 5, 2000


--------------------------------------------------
Carlos M. Garcia                       Chief Financial Officer and Chief
                                     Accounting Officer (Principal
                                   Financial and Accounting Officer)
*    Director                                     June 5, 2000
--------------------------------------------------
Jeffrey M. Cunningham

*                 Director                                     June 5, 2000


--------------------------------------------------
                Robert J. Donato

*              Director                                     June 5, 2000

--------------------------------------------------
              Michael E. Dougherty

*              Director                                     June 5, 2000

--------------------------------------------------
              Ben M. Enis

*             Director                                     June 5, 2000


--------------------------------------------------
                  Edwin Heller

/s/ STANFORD L. KURLAND Senior Managing Director               June 5, 2000


--------------------------------------------------
       Stanford L. Kurland                     and Chief Operating Officer;
                                                       Director

                                                       Director


--------------------------------------------------
Oscar P. Robertson
 *        Director                                     June 5, 2000


--------------------------------------------------
                Harley W. Snyder

--------------------------
* Pursuant to power of attorney dated July 9, 1999.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Countrywide Home Loans, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on the 5th day of June, 2000.

                                               COUNTRYWIDE HOME LOANS, INC.

By: /s/         ANGELO         R.
                                    ----------------------------------------
                     Mozilo
                                     -----------------------------
                                             Angelo R. Mozilo
                                       Chairman of the Board of Directors



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

 Signature                    Title                              Date
---------                     -----                             ----

/s/ ANGELO R. MOZILO        Chairman of the Board of      June 5, 2000
--------------------------------------------------
                Angelo R. Mozilo                       Directors; Director

/s/ STANFORD L. KURLAND Chief Executive Officer and June 5, 2000
--------------------------------------------------
Stanford L. Kurland President (Principal Executive
                      Officer); Director

* Managing Director and Chief June 5, 2000
--------------------------------------------------
Thomas K. McLaughlin Financial Officer (Principal Financial and Accounting Officer)

/s/ CARLOS M. G ARCIA Chief Operating Officer; Director June 5, 2000

--------------------------------------------------
                Carlos M. Garcia

/s/ DAVID SAMBOL Managing Director, Capital Markets; June 5, 2000
--------------------------------------------------
David Sambol Director

--------------
* Pursuant to power of attorney dated July 9, 1999.

                                  EXHIBIT INDEX

1.1* -- Form of Underwriting Agreement (for equity securities of Countrywide Credit Industries)
1.2* -- Form of Underwriting Agreement (for debt securities of Countrywide Credit Industries)
1.3* -- Form of Underwriting Agreement (for units consisting of stock purchase contracts and debt securities of Countrywide Credit Industries)
1.4* -- Form of Selling Agency Agreement (for debt securities of Countrywide Home Loans)
4.1 -- Specimen Certificate of Countrywide Credit Industries' Common Stock (incorporated by reference to Exhibit 4.2 to Countrywide Credit Industries' Current Report on Form 8-K dated February 6, 1987)

4.2 -- Certificate of Amendment of Restated Certificate of Incorporation of Countrywide Credit Industries (incorporated by reference to Exhibit 4.1 to
Countrywide  Credit  Industries'  Quarterly Report on Form 10-Q dated August 31,
1987)
4.3 -- Restated Certificate of Incorporation of Countrywide Credit Industries (incorporated by reference to Exhibit 4.2 to Countrywide Credit Industries' Quarterly Report on Form 10-Q dated August 31, 1987)
4.4 -- Bylaws of Countrywide Credit Industries, as amended and restated (incorporated by reference to Countrywide Credit Industries' Current Report on Form 8-K dated February 10, 1988)
4.5 -- Rights Agreement, dated as of February 10, 1988, between Countrywide Credit Industries and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 4 to Countrywide Credit Industries' Form 8-A filed on February 12, 1988)
4.6 -- Amendment No. 1 to Rights Agreement, dated as of March 24, 1992, between Countrywide Credit Industries and Bank of America NT & SA, as Rights Agent (incorporated by reference to Exhibit 1 to Countrywide Credit Industries' Form 8 filed on March 27, 1992)
4.7* -- Form of Indenture between Countrywide Credit Industries and The Bank of New York, as trustee, providing for the issuance of senior debt securities
4.8* -- Form of Indenture between Countrywide Credit Industries and The Bank of New York, as trustee, providing for the issuance of subordinated debt securities
4.9 -- Indenture, dated as of January 1, 1992, among Countrywide Home Loans, Countrywide Credit Industries and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-3 of Countrywide Home Loans and Countrywide Credit Industries (File Nos. 33-50661 and 33-50661-01) filed on October 19, 1993))
4.10 -- Supplemental Indenture No. 1, dated as of June 15, 1995, to the Indenture dated as of January 1, 1992, among Countrywide Home Loans, Countrywide Credit Industries and The Bank of New York, as trustee (incorporated by reference to Exhibit 4.9 to the Registration Statement on Form S-3 of Countrywide Home Loans and Countrywide Credit Industries (File Nos. 33-59559 and 33-59559-01))
4.11* -- Form of Indenture among Countrywide Home Loans, Countrywide Credit Industries and The Bank of New York, as trustee, providing for the issuance of subordinated debt securities.
4.12* -- Form of Master Unit Agreement, between Countrywide Credit Industries and The Bank of New York, as agent.
4.13* -- Form of Purchase Contract between Countrywide Credit Industries and purchase contract agent
4.14* -- Form of Pledge Agreement, among Countrywide Credit Industries, collateral agent, and purchase contract agent
4.15* -- Form of Fixed Rate Medium-Term Note
4.16* -- Form of Floating Rate Medium-Term Note
5.1 -- Opinion of Munger, Tolles & Olson LLP, counsel to Countrywide Credit Industries and Countrywide Home Loans, as to the validity of the securities being offered
12.1 -- Statement regarding computation of ratio of earnings to fixed charges (incorporated by reference to Exhibit 12.1 to Countrywide Credit Industries' Annual Report on Form 10-K for the year ended February 29, 2000)
23.1 -- Consent of Grant Thornton LLP
23.2 -- Consent of Munger, Tolles & Olson LLP (included in Exhibit 5.1)
24.1 -- Powers of Attorney for Countrywide Credit Industries and Countrywide Home Loans relating to subsequent amendments (incorporated by reference to Exhibit 24 to the Registration Statement on Form-3 of Countrywide Credit Industries and Countrywide Home Loans (File Nos. 333-82583 and 333-82583-01))
24.2 -- Power of Attorney for Countrywide Home Loans relating to subsequent amendments
25.1* -- Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York relating to senior debt securities of Countrywide Credit Industries (separately bound)
25.2* -- Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York relating to subordinated debt securities of Countrywide Credit Industries (separately bound)
25.3 -- Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York relating to senior debt securities of Countrywide Home Loans (separately bound)
25.4* -- Form T-1 Statement of Eligibility Under Trust Indenture Act of 1939 of The Bank of New York relating to subordinated debt securities of Countrywide Home Loans (separately bound)

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*    To be filed as an  exhibit to a Current  Report on Form 8-K of  Countrywide
     Credit Industries at such time as an underwritten issuance of such securities is contemplated.